Exhibit (h)(4)

APPENDIX A

Series

BITWISE FUNDS TRUST and the following series thereof:

•	Bitwise Web3 ETF
•	Bitwise Trendwise Bitcoin and Treasuries Rotation Strategy ETF
•	Bitwise Trendwise Ethereum and Treasuries Rotation Strategy ETF
•	Bitwise Trendwise BTC/ETH and Treasuries Rotation Strategy ETF
•	Bitwise Bitcoin Standard Corporations ETF
•	Bitwise COIN Option Income Strategy ETF
•	Bitwise MARA Option Income Strategy ETF
•	Bitwise MSTR Option Income Strategy ETF
•	Bitwise GME Option Income Strategy ETF
•	Bitwise Crypto Industry Innovators ETF
•	Bitwise Bitcoin Option Income Strategy ETF
•	Bitwise BITQ Option Income Strategy ETF
•	Bitwise Ethereum Option Income Strategy ETF
•	Bitwise CRCL Option Income Strategy ETF
•	Bitwise Proficio Currency Debasement ETF